Exhibit 5.1 and 23.2

July 22, 2022

Board of Directors
Union Bankshares, Inc.
20 Lower Main Street
Morrisville, VT 05661-0667

Re:    Issuance of Common Stock under Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Union Bankshares, Inc., a Vermont corporation (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 100,000 shares of common stock of the Company, $2.00 par value per share (the “Additional Shares”), which may be issued from time to time pursuant to the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering such opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to questions of fact material to our opinion, with your permission we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Additional Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the State of Vermont.  We express no opinion as to the effect of the laws of any other jurisdiction. Further, the opinion expressed herein assumes that each award under the Plan pertaining to any of the Additional Shares will be duly approved by the Company's Board of Directors or an authorized committee of the Board of Directors.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Primmer Piper Eggleston & Cramer PC

Primmer Piper Eggleston & Cramer PC

NEW HAMPSHIRE	VERMONT	WASHINGTON, D.C.
www.primmer.com